Exhibit 5.1

250 VESEY STREET  •  NEW YORK, NEW YORK  10281.1047

TELEPHONE: +1.212.326.3939 • FACSIMILE: +1.212.755.7306

May 19, 2021

Westinghouse Air Brake Technologies Corporation
30 Isabella Street
Pittsburgh, Pennsylvania 15212

Wabtec Transportation Netherlands B.V.
Darwinstraat 10, 6718 XR
Ede, the Netherlands

Re:	Registration Statement on Form S-3 Filed by Westinghouse Air Brake Technologies Corporation and Wabtec Transportation Netherlands B.V.

Ladies and Gentlemen:

We have acted as counsel for Westinghouse Air Brake Technologies Corporation, a Delaware corporation (“Wabtec”), and Wabtec Transportation Netherlands B.V., a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands (“Wabtec Netherlands”), in connection with the authorization of the issuance and sale from time to time, on a delayed basis, (i) by Wabtec Netherlands of debt securities of Wabtec Netherlands (the “Debt Securities”), in one or more series, and (ii) by Wabtec of Wabtec’s guarantees of Wabtec Netherlands’ obligations in respect of any Debt Securities issued by Wabtec Netherlands (the “Guarantees”), in each case, as contemplated by the Registration Statement on Form S-3 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Debt Securities and the Guarantees are collectively referred to herein as the “Securities”. The Debt Securities may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.          The Debt Securities, upon receipt by Wabtec Netherlands of such lawful consideration therefor as Wabtec Netherlands’ Board of Managing Directors (or an authorized committee thereof) may determine, will constitute valid and binding obligations of Wabtec Netherlands.

2.          Upon the execution, authentication, issuance, sale and delivery of the Debt Securities as described above, the Guarantees thereof will constitute valid and binding obligations of Wabtec.

In rendering the foregoing opinions, we have assumed that: (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of issuance of any Securities thereunder); (ii) a prospectus supplement describing each class or series of Securities offered pursuant to the Registration Statement, to the extent required by applicable law and relevant rules and regulations of the Securities and Exchange Commission (the “Commission”), will be timely filed with the Commission; (iii) the definitive terms of each class or series of Securities will have been established in accordance with the authorizing resolutions adopted by each of Wabtec’s Board of Directors and Wabtec Netherlands’ Board of Managing Directors, as applicable (or an authorized committee thereof), the charter documents of Wabtec and Wabtec Netherlands, as applicable, as well as applicable law; (iv) Wabtec and Wabtec Netherlands will issue and deliver the Securities in the manner contemplated by the Registration Statement; (v) the resolutions authorizing Wabtec and Wabtec Netherlands to issue, offer and sell the Securities will have been adopted by Wabtec’s Board of Directors and Wabtec Netherlands’ Board of Managing Directors, as applicable (or an authorized committee thereof), and will be in full force and effect at all times at which the Securities are offered or sold by Wabtec and Wabtec Netherlands; (vi) all Securities will be issued in compliance with applicable federal and state securities laws; and (vii) any Debt Indenture (as defined below) will be governed by and construed in accordance with the laws of the State of New York and will constitute a valid and binding obligation of each party thereto other than Wabtec and Wabtec Netherlands.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT
DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE
MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO
SAN FRANCISCO • SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Westinghouse Air Brake Technologies Corporation
Wabtec Transportation Netherlands B.V.
May 19, 2021

For purposes of the opinions expressed herein, we have further assumed that: (i) the Debt Securities and the related Guarantees will have been issued pursuant to an indenture (the “Debt Indenture”), in a form approved by us, that has been authorized, executed and delivered by Wabtec Netherlands, Wabtec and one or more entities selected by Wabtec Netherlands to act as trustee (the “Debt Trustee”), and the Debt Indenture will have been qualified under the Trust Indenture Act of 1939; (ii) all terms of the Debt Securities and the related Guarantees not provided for in the Debt Indenture will have been established in accordance with the provisions of the Debt Indenture and reflected in appropriate documentation approved by us and, if applicable, executed and delivered by Wabtec Netherlands, Wabtec and the Debt Trustee; and (iii) the Debt Securities and the related Guarantees will be executed, authenticated, issued and delivered in accordance with the provisions of the Debt Indenture.

For purposes of our opinion set forth in paragraph 1, we have further assumed that (i) Wabtec Netherlands is, and will be at the time of issuance of any Debt Securities, a private limited liability company (besloten vennootschap) incorporated under the laws of the Netherlands, (ii) the Debt Securities (A) will have been authorized by all necessary company action of Wabtec Netherlands and (B) will have been executed and delivered by Wabtec Netherlands  under the laws of the Netherlands and (iii) the execution, delivery, performance and compliance with the terms and provisions of the Debt Securities by Wabtec Netherlands do not violate or conflict with the laws the Netherlands or the terms and provisions of Wabtec Netherlands’ Deed of Incorporation and Articles of Association (statuten), or any rule, regulation, order, decree judgment, instrument or agreement binding upon or applicable to Wabtec Netherlands or its properties.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or equity.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of Wabtec, Wabtec Netherlands, and others. The opinions expressed herein are limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Validity of Securities” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day